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                                                                 Exhibit 23.2(b)

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of GreenPoint Financial Corp.

In our opinion, the consolidated statements of financial condition and the related consolidated statements of income, of changes in stockholders' equity and of cash flows, appearing on pages 22 through 43 of the 1997 Annual Report to Stockholders, present fairly, in all material respects, the financial position of GreenPoint Financial Corp. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP


New York, New York
January 20, 1998, except as to paragraph four of Note 1, which is as of March 4, 1998